Exhibit 99.1

Ethos Environmental, Inc. Announces Appointment of Mitch Huhem as Chief Visionary and License Agreement with One Step Millionaire, LLC

IRVINE, CA, Mar. 7, 2011 - Ethos Environmental, Inc. (ETEV.PK), which recently merged with Regeneca International, Inc., has appointed Mitch Huhem as Chief Visionary.  The company has also entered into a licensing agreement with One Step Millionaire, LLC for the use of the One Step Millionaire program.

Mitch Huhem is an accomplished entrepreneur and businessman who achieves success with unique vision and innovation.  He built and managed a direct sales organization of 600,000 distributors in 22 countries with annual sales of over $480 million.  He developed the largest direct response financial seminar company in the world mailing out over 110 million pieces of mail per year.  His company conducted over 1600 seminars per year in 638 cities.  He has worked with some of the biggest names on the world stage, including Presidents, Olympic athletes, Heads of State and Royalty.  Mitch Huhem was also a founding member and lecturer at the Marriott School of Business.

One Step Millionaire is a unique, patent-pending program that takes traditional network marketing to new levels by combining it with the power of experienced direct response marketing professionals to help increase the retention of consumers and decrease the attrition of network marketers.  Its purpose is to help the 98% of network marketers that normally fail succeed.

Mitch Huhem will act as a consultant advising the company’s management and board of directors on strategic issues related to sales and marketing, the implementation of One Step Millionaire, and the retention and leadership of the company’s sales organization.  He commented “I am very excited by the opportunity to work with the management of Regeneca to develop a game changing multi-dimensional marketing strategy that will bring together the best and most proven aspects of direct response and network marketing that will truly help the 98% succeed.”

Matt Nicosia commented “We are pleased to announce the involvement of Mitch Huhem and the One Step Millionaire program with Regeneca.  Mitch’s energy, dynamic personality, and unique vision will greatly assist us as we continue to build Regeneca.  The One Step Millionaire business model completes our direct response network marketing sales model as it allows our distributors to do what they do best while maximizing sales and return on our media dollars.  This is truly a paradigm shift for the direct sales industry.”

About Ethos Environmental, Inc.

Ethos Environmental, Inc. (ETEV.PK) developed and manufactured award-winning fuel-based eco-friendly solutions.  Ethos Environmental has adopted the business strategy and product focus of Regeneca International, Inc.  Regeneca International, Inc. was formed to create and commercialize products that help you improve your health, fight the signs and symptoms of aging and to assist you to "regenerate your life" through our family of phytochemical infused, as well as botanical based, products and our natural male erectile stimulator – RegenErect.  We do this while drawing our products from the earth in an ethical strategy that will emphasize re-growth, reforestation and recycling.  This is our "Whole Earth Whole Body Approach to Health."  More information can be found about Regeneca International, Inc. at www.regeneca.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding Ethos Environmental, Inc., Regeneca International, Inc. and their plans,  products and related market potential.  Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions.  These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Ethos Environmental, Inc.'s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on any of these forward-looking statements.  Ethos and Regeneca undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

CONTACT:  Ethos Environmental, Inc.

          Investor Relations

          866-925-9553 extension 777

          www.regeneca.com

          ir@regeneca.com